EXHIBIT 99.1
Fastenal Company Reports 2025 First Quarter Earnings
WINONA, Minn., April 11, 2025 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST) (collectively referred to as 'Fastenal' or by terms such as 'we', 'our', or 'us'), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended March 31, 2025. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values. References to daily sales rate (DSR) change may reflect either growth (positive) or contraction (negative) for the applicable period.
PERFORMANCE SUMMARY

	Three-month Period
	2025	2024	Change
Net sales	$1,959.4	1,895.1	3.4%
Business days	63	64
Daily sales	$31.1	29.6	5.0%
Gross profit	$883.9	861.6	2.6%
% of net sales	45.1%	45.5%
Selling, general, and administrative (SG&A) expenses	$490.0	471.4	3.9%
% of net sales	25.0%	24.9%
Operating income	$393.9	390.2	0.9%
% of net sales	20.1%	20.6%
Income before income taxes	$393.1	389.8	0.8%
% of net sales	20.1%	20.6%
Net income	$298.7	297.7	0.3%
Diluted net income per share	$0.52	0.52	0.2%

Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the U.S.) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $64.3, or 3.4%, in the first quarter of 2025 when compared to the first quarter of 2024. There was one less selling day in the first quarter of 2025 relative to the prior year period and, taking this into consideration, our net daily sales increased 5.0% in the first quarter of 2025 compared to the first quarter of 2024. This was helped by the absence of Good Friday in March of 2025. Excluding these effects, results reflected contribution from improved customer contract signings over the past twelve months, which was partially offset by sluggish underlying business activity. Changes in foreign exchange rates negatively affected sales in the first quarter of 2025 by approximately 50 basis points as compared to having an immaterial impact in the first quarter of 2024.
We experienced an increase in unit sales in the first quarter of 2025. This was due to a growth in the number of customer sites spending $10K or more per month with Fastenal and, to a lesser degree, growth in average monthly sales per customer site across all customer spend categories. The impact of product pricing on net sales was not material in the first quarter of 2025 and 2024. Price levels remained relatively stable in the first quarter of 2025.

From a product standpoint, we have three categories: fasteners, including fasteners used in original equipment manufacturing (OEM) and maintenance, repair, and operations (MRO), safety supplies, and other product lines, the latter of which includes eight smaller product categories, such as tools, janitorial supplies, and cutting tools. With industrial production still sluggish in the first quarter of 2025, the performance of our fastener product line continued to lag our non-fastener product lines. The fastener category experienced growth in the first quarter of 2025 after seven consecutive flat or declining quarters. This was driven by easier comparisons and increased contribution from large customer signings. We achieved growth in our safety category reflecting the lower volatility of PPE demand, which tends to be utilized in more MRO than OEM applications, growth of our vending installed base, and success with warehousing and data center customers. Other product lines experienced growth from MRO-oriented lines, such as electrical and janitorial, rather than from OEM-oriented lines, such as cutting tools and welding/abrasives, reflecting continued soft manufacturing demand. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2025	2024	2025	2024
OEM fasteners	3.9%	-4.0%	19.4%	19.6%
MRO fasteners	-3.3%	-5.1%	10.9%	11.9%
Total fasteners	1.1%	-4.4%	30.3%	31.5%
Safety supplies	7.1%	8.3%	22.0%	21.6%
Other product lines	6.7%	3.9%	47.7%	46.9%
Total non-fasteners	6.8%	5.2%	69.7%	68.5%
From an end market standpoint, we have four categories: heavy manufacturing, other manufacturing, non-residential construction, and other, the latter of which includes reseller, government/education, and transportation/warehousing. Our manufacturing end markets outperformed primarily due to the relative strength we are experiencing with key account customers with significant managed spend where our service model and technology are particularly impactful. This disproportionately benefits manufacturing customers. Other end market sales were favorably impacted by growth with warehousing and storage, and data center customers, which was partially offset by declining sales with resellers. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2025	2024	2025	2024
Heavy manufacturing	4.8%	2.7%	43.4%	43.4%
Other manufacturing	9.7%	2.5%	33.0%	31.6%
Total manufacturing	6.8%	2.6%	76.4%	75.0%
Non-residential construction	-3.4%	-6.6%	7.8%	8.5%
Other end markets	0.8%	3.9%	15.8%	16.5%
Total non-manufacturing	-0.6%	0.0%	23.6%	25.0%
From a customer standpoint, we have two categories: contracts, which include national multi-site, local and regional, and government customers with significant revenue potential, and non-contracts, which include all other customers. Sales with our contract customers continue to outperform as we realize incremental sales from implementing strong customer signings that we have achieved over the last 12 months, which was partially offset by subdued business activity. Non-contract customers tend to be smaller and utilize fewer of our tools and capabilities, providing fewer avenues for share gains and therefore more closely reflect business trends, which remain sluggish. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2025	2024	2025	2024
Contract sales	8.5%	7.2%	73.1%	70.6%
Non-contract sales	-3.6%	-8.8%	26.9%	29.4%

Supplemental Data
Prior to 2025, our disclosed metrics primarily addressed development of capabilities, including branch openings, geographic expansion, growth of national accounts, growth of non-fastener products, FMI installations, and Onsite signings, to name a few. The data provided in the chart below measures the number of customer sites that are served throughout our in-market network, categorizing them by monthly customer spend categories and end market, and the sales and average sales per site. We believe this supplemental information may be useful to investors in evaluating Fastenal's business trends and whether and to what degree we are being successful, and we intend to disclose this information quarterly going forward until management determines otherwise. Historical end market sales have been updated in the table below to categorize by customer site and may not be able to be recalculated due to the rounding of those dollar values.
The prior three years of quarterly customer site data can be found at the end of this document.

	Three-month period 2025			Three-month period 2024
	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)
Manufacturing
$50K+/Mo. (4)	2,114	$874.0	$137,811	1,987	$819.2	$137,427

$10K+/Mo.	8,500	1,293.1	50,710	8,263	1,230.0	49,619
$5K-$10K/Mo.	4,451	95.5	7,152	4,448	95.3	7,142
<$5K/Mo.	30,308	101.7	1,119	31,999	104.7	1,091
Other sales (5)	—	2.7	—	—	11.1	—
Total manufacturing sales	43,259	$1,493.0	$11,484	44,710	$1,441.1	$10,661

Non-manufacturing
$50K+/Mo. (4)	388	$136.6	$117,354	353	$116.0	$109,537

$10K+/Mo.	2,918	288.5	32,956	2,890	265.7	30,646
$5K-$10K/Mo.	2,749	58.2	7,057	2,888	60.8	7,018
<$5K/Mo.	52,118	109.7	702	59,156	116.3	655
Other sales (5)	—	10.0	—	—	11.2	—
Total non-manufacturing sales	57,785	$466.4	$2,633	64,934	$454.0	$2,273

Total
$50K+/Mo. (4)	2,502	$1,010.6	$134,639	2,340	$935.1	$133,205

$10K+/Mo.	11,418	1,581.6	46,173	11,153	1,495.7	44,702
$5K-$10K/Mo.	7,200	153.8	7,120	7,336	156.2	7,097
<$5K/Mo.	82,426	211.4	855	91,155	221.0	808
Other sales (5)	—	12.6	—	—	22.2	—
Total net sales	101,044	$1,959.4	$6,422	109,644	$1,895.1	$5,694
(1)Customer sites represent the number of customer locations served by our in-market network. Individual customers with multiple locations across multiple in-market locations will have multiple customer sites.
(2)Customer sites are an average of the number of customer sites calculated each month.
(3)Monthly sales per customer site totals do not include the sales from other sales lines, as there is no customer site count associated with it. This column is not rounded to the millions and represents the exact dollar amount.
(4)$50K+ customer sites are disclosed as a representation of Onsite-like customers and are also a subset of $10K+ customer sites.
(5)Other sales represent impacts to sales that are not tied to a specific site or in-market location. This includes certain service fees, cash sales, direct product sales, etc.

FMI Technology comprises our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offerings. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and is delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. The first statistic is a weighted FMI® measure, which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is sales through FMI Technology, which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
We signed 6,418 weighted FASTBin and FASTVend devices in the first quarter of 2025. Our goal for weighted FASTBin and FASTVend device signings in 2025 remains between 28,000 to 30,000 MEUs.
The table below summarizes signings and installations of our FMI devices and sales through our FMI devices, eBusiness(1) tools, and Digital Footprint(2).

	Three-month Period
	2025	2024	DSR Change (3)
Weighted FASTBin/FASTVend signings (MEUs)	6,418	6,726	-4.6%
Signings per day	102	105
Weighted FASTBin/FASTVend installations (MEUs; end of period)	129,996	115,653	12.4%

FASTStock sales	$239.1	239.8	1.3%
% of sales	12.1%	12.5%
FASTBin/FASTVend sales	$619.9	556.9	13.1%
% of sales	31.3%	29.0%
FMI sales	$859.0	796.7	9.5%
FMI daily sales	$13.6	12.4
% of sales	43.3%	41.5%

eBusiness sales	$607.6	549.3	12.9%
% of sales	30.7%	28.6%

Less: eBusiness and FMI sales overlap	$258.6	210.6	24.8%
% of sales	13.1%	11.0%

Digital Footprint sales	$1,208.0	1,135.4	8.3%
% of sales	61.0%	59.2%
(1)Our eBusiness includes eProcurement activities, which are integrated transactions, including electronic data interchange (EDI), and eCommerce (transactional website sales).
(2)Digital Footprint is a combination of our sales through FMI (FASTStock, FASTBin, and FASTVend) plus that portion of our eBusiness sales that does not represent billings of FMI services.
(3)Weighted FASTBin/FASTVend signings and installations reflects the percent change compared to the same period in the prior year.
Gross Profit
Our gross profit, as a percentage of net sales, decreased to 45.1% in the first quarter of 2025 from 45.5% in the first quarter of 2024. Our gross profit percentage was primarily impacted by three factors. First, customer and product mix diluted our gross profit percentage. This reflects relatively stronger growth from large customers, including Onsite-like customers, and non-fastener products, each of which tend to have a lower gross profit percentage than our business as a whole. Second, we experienced higher fleet and transportation costs due to inflation in vehicle costs as we cycle our fleet and in third-party freight costs. Third, the aforementioned negative effects on our gross profit percentage were partly offset by increases in supplier incentives due to expanding spend with key suppliers.

SG&A Expenses
Our SG&A expenses, as a percentage of net sales, were 25.0% in the first quarter of 2025 versus 24.9% in the first quarter of 2024. Our ability to leverage was impacted by having one less selling day in the first quarter of 2025 as compared to the first quarter of 2024, as operating expenses are not managed around monthly selling days. We also experienced growth in SG&A of 3.9% in the first quarter of 2025 versus net sales growth of 3.4% in the same period.
Employee-related expenses, which represent 70% to 75% of total SG&A expenses, increased 2.3% in the first quarter of 2025 compared to the first quarter of 2024. We experienced a modest increase in employee base pay due to higher average FTE and, to a lesser degree, higher average wages during the period, as well as higher health insurance costs. This was partly offset by lower incentive pay and profit sharing expense versus the first quarter of 2024.
Occupancy-related expenses, which represent 15% to 20% of total SG&A expenses, increased 6.3% in the first quarter of 2025 compared to the first quarter of 2024. This was primarily a result of increases in a number of cost categories, including general inflation in branch rental costs and utilities, incremental depreciation and other costs associated with hub investments and upgrades, and slightly higher depreciation from an increase in the installed base of FMI hardware.
Combined, all other SG&A expenses, which represent 10% to 15% of total SG&A expenses, increased 10.4% in the first quarter of 2025 compared to the first quarter of 2024. Selling-related transportation costs were higher, reflecting higher lease costs as we refreshed our fleet of pick-ups, which were partially offset by lower fuel expense. We had relatively smaller increases in bad debt expense, information technology (IT) expenses, sales-related travel expense, and realized losses on currency conversion, which were partially offset by increases in joint marketing efforts with our suppliers.
Operating Income
Our operating income, as a percentage of net sales, decreased to 20.1% in the first quarter of 2025 from 20.6% in the first quarter of 2024.
Net Interest
We had lower interest income reflecting a reduction in capital being invested in higher-earning short-term instruments during the period. We had lower interest expense as a result of slightly lower borrowings through the first quarter of 2025. The greater reduction in interest income relative to interest expense resulted in our generating net interest expense of $0.8 in the first quarter of 2025, compared to $0.4 in the first quarter of 2024.
Income Taxes
We recorded income tax expense of $94.4 in the first quarter of 2025, or 24.0% of income before income taxes. Income tax expense was $92.1 in the first quarter of 2024, or 23.6% of income before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%. Our tax rate in the first quarter of 2025 and the first quarter of 2024 was below our expected ongoing tax rate due to the tax benefits associated with the exercise of stock options during each period.
Net Income
Our net income during the first quarter of 2025 was $298.7, an increase of 0.3% compared to the first quarter of 2024. Our diluted net income per share was $0.52 in the first quarter of 2025, compared to $0.52 in the first quarter of 2024.

BALANCE SHEET AND CASH FLOW
Net cash provided by operating activities was $262.2 in the first quarter of 2025, a decrease of 21.8% from the first quarter of 2024, representing 87.8% of the period's net income versus 112.7% in the first quarter of 2024. The decrease in operating cash flow, as a percent of net income, primarily reflects our operating assets and liabilities being a more significant use of cash in the first quarter of 2025 as compared to a modest use of cash in the first quarter of 2024.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of March 31, 2025 when compared to March 31, 2024 were as follows:

	March 31		Twelve-month Dollar Change	Twelve-month Percentage Change
	2025	2024	2025	2025
Accounts receivable, net	$1,278.7	1,213.2	$65.5	5.4%
Inventories	1,673.9	1,496.3	177.5	11.9%
Trade working capital	$2,952.6	2,709.5	$243.0	9.0%

Accounts payable	$341.1	276.0	$65.1	23.6%
Trade working capital, net	$2,611.5	2,433.5	$177.9	7.3%

Net sales in last three months	$1,959.4	1,895.1	$64.3	3.4%
Note - Amounts may not foot due to rounding difference.
The increase in our accounts receivable balance in the first quarter of 2025 was primarily attributable to growth in sales with our customers, including relative growth with larger customers that tend to carry longer payment terms.
The increase in our inventory balance in the first quarter of 2025 was primarily attributable to three factors. First, we added inventory to support projected growth in our business and, to a lesser extent, the anticipated impact of tariffs. Second, our inventory increased as a result of growth in sales with certain customers and the addition of stock to ensure we can support their future growth. Third, we added inventory to support our fastener expansion and optimal package quantity initiatives, which are intended to improve service to our in-market locations and generate efficiencies in our hubs.
The increase in our accounts payable balance in the first quarter of 2025 was primarily attributable to an increase in our product purchases as reflected in the growth in inventories.
During the first quarter of 2025, our investment in property and equipment, net of proceeds from sales, was $53.8, which was a slight increase from $48.3 in the first quarter of 2024. This was primarily related to an increase in spending for facility construction and upgrades, FMI hardware to support growth in our installed base, IT and manufacturing.
For 2025, we continue to expect our investment in property and equipment, net of proceeds from sales, to be within a range of $265.0 to $285.0, an increase from $214.1 in 2024. This increase reflects three items. First, we expect higher distribution center spending to complete our upgraded Utah hub, begin construction on a new Atlanta hub, and improve our picking capacity and efficiency across our hub network. Second, we expect elevated IT spending as projects that were expected in 2024 experienced delays and will occur in 2025. Third, we expect greater outlays for FMI hardware reflecting an increase in our targeted signings.
During the first quarter of 2025, we returned $246.7 to our shareholders in the form of dividends, compared to the first quarter of 2024 when we returned $223.2 to our shareholders in the form of dividends. We did not repurchase any of our common stock in either period.
Total debt on our balance sheet was $200.0 at the end of the first quarter of 2025, or 5.1% of total capital (the sum of stockholders' equity and total debt). This compares to $200.0, or 5.5% of total capital, at the end of the first quarter of 2024.

ADDITIONAL INFORMATION
The table below summarizes our absolute and full time equivalent (FTE; based on 40 hours per week) employee headcount, number of branch locations, number of $50K+ customer sites, and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:
	Q1 2025	Q4 2024	Q4 2024	Q1 2024	Q1 2024
Selling personnel - absolute employee headcount (1)	16,995	16,669	2.0%	16,726	1.6%
Selling personnel - FTE employee headcount (1)	15,236	15,014	1.5%	15,064	1.1%
Total personnel - absolute employee headcount	24,181	23,702	2.0%	23,695	2.1%
Total personnel - FTE employee headcount	21,339	20,958	1.8%	20,935	1.9%

Number of branch locations	1,587	1,597	-0.6%	1,592	-0.3%
Number of $50K+ customer sites	2,502	2,330	7.4%	2,340	6.9%
Weighted FMI devices (MEU installed count)	129,996	126,957	2.4%	115,653	12.4%
(1)    In the fourth quarter of 2024, we realigned certain employees as a result of a routine review of our organizational structure. While there is no change to total absolute or total FTE headcount, it produces minor shifts between headcount categories. Historical numbers have been adjusted to reflect this realignment.
During the last twelve months, we increased our total FTE employee headcount by 404. Our total FTE selling and sales support personnel increased by 172. This increase reflects additions of FTE to support growth in our Onsite locations, partially offset by a reduction of personnel at our branch locations reflecting both shifts to Onsite locations and tight management of headcount given sluggish business conditions. We had an increase in our distribution and transportation FTE personnel of 98 to support increased product throughput at our distribution facilities. We had an increase in our remaining FTE personnel of 134 which related primarily to personnel investments in manufacturing, quality control, IT, and business analytics.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to our Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
ANNUAL MEETING OF SHAREHOLDERS WEBCAST
On Thursday, April 24, 2025, we will be holding our Annual Meeting of Shareholders (the 'Annual Meeting') at the Remlinger Muscle Car Museum located at 3560 Service Drive, Winona, Minnesota. The Annual Meeting will be webcast from 10:00 a.m., central time, until the conclusion of the meeting. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities including our prospects to capture long-term value from certain warehousing customers and the related end market, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, weighted FMI device signings, future sales attributable to our Digital Footprint, investment in property and equipment, the impact of inflation or deflation on our cost of goods, controlling SG&A expenses including FTE growth, future traditional branch closures and openings, the impact of fluctuations in freight and shipping costs, future operating results and business activity, and the impact of natural disasters on daily sales. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY
Condensed Consolidated Balance Sheets
(Amounts in millions except share and per share information)
(Unaudited)

Assets	March 31, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$231.8	255.8
Trade accounts receivable, net of allowance for credit losses of $6.3 and $5.2, respectively	1,278.7	1,108.6
Inventories	1,673.9	1,645.0
Prepaid income taxes	—	18.8
Other current assets	173.6	183.7
Total current assets	3,358.0	3,211.9

Property and equipment, net	1,075.8	1,056.6
Operating lease right-of-use assets	289.4	279.2
Other assets	147.7	150.3

Total assets	$4,870.9	4,698.0

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$75.0	75.0
Accounts payable	341.1	287.7
Accrued expenses	215.7	225.6
Current portion of operating lease liabilities	101.4	98.8
Income taxes payable	52.0	—
Total current liabilities	785.2	687.1

Long-term debt	125.0	125.0
Operating lease liabilities	194.4	186.6
Deferred income taxes	69.6	68.9
Other long-term liabilities	6.4	14.1

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 573,611,957 and 573,320,452 shares issued and outstanding, respectively	5.7	5.7
Additional paid-in capital	101.8	88.6
Retained earnings	3,665.5	3,613.5
Accumulated other comprehensive loss	(82.7)	(91.5)
Total stockholders' equity	3,690.3	3,616.3
Total liabilities and stockholders' equity	$4,870.9	4,698.0

FASTENAL COMPANY
Condensed Consolidated Statements of Income
(Amounts in millions except income per share)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net sales	$1,959.4	1,895.1
Cost of sales	1,075.5	1,033.5
Gross profit	883.9	861.6

Selling, general, and administrative expenses	490.0	471.4
Operating income	393.9	390.2

Interest income	0.9	1.6
Interest expense	(1.7)	(2.0)
Income before income taxes	393.1	389.8

Income tax expense	94.4	92.1
Net income	$298.7	297.7

Basic net income per share	$0.52	0.52
Diluted net income per share	$0.52	0.52

Basic weighted average shares outstanding	573.5	572.3
Diluted weighted average shares outstanding	574.8	574.1

FASTENAL COMPANY
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$298.7	297.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	42.0	40.2
Gain on sale of property and equipment	(0.3)	(0.6)
Bad debt expense (recoveries)	1.8	(0.9)
Deferred income taxes	0.7	0.8
Stock-based compensation	2.0	2.0
Amortization of intangible assets	2.7	2.7
Changes in operating assets and liabilities:
Trade accounts receivable	(170.0)	(127.6)
Inventories	(26.5)	21.9
Other current assets	10.2	34.9
Accounts payable	45.3	15.6
Accrued expenses	(8.8)	(31.9)
Income taxes	70.9	74.5
Other	(6.5)	6.3
Net cash provided by operating activities	262.2	335.6

Cash flows from investing activities:
Purchases of property and equipment	(55.7)	(50.8)
Proceeds from sale of property and equipment	1.9	2.5
Other	0.0	(0.1)
Net cash used in investing activities	(53.8)	(48.4)

Cash flows from financing activities:
Proceeds from debt obligations	155.0	160.0
Payments against debt obligations	(155.0)	(220.0)
Proceeds from exercise of stock options	11.2	15.8
Cash dividends paid	(246.7)	(223.2)
Net cash used in financing activities	(235.5)	(267.4)

Effect of exchange rate changes on cash and cash equivalents	3.1	(4.0)

Net (decrease) increase in cash and cash equivalents	(24.0)	15.8

Cash and cash equivalents at beginning of period	255.8	221.3
Cash and cash equivalents at end of period	$231.8	237.1

Supplemental information:
Cash paid for interest	$1.5	2.4
Net cash paid for income taxes	$21.9	15.9
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	$30.4	30.4

Supplemental Data

	Q1 2024			Q1 2023			Q1 2022
	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)
Manufacturing
$50K+/Mo. (4)	1,987	$819.2	$137,427	1,916	$778.0	$135,351	1,638	$623.3	$126,842

$10K+/Mo.	8,263	1,230.0	49,619	8,202	1,186.9	48,236	7,632	1,007.9	44,021
$5K-$10K/Mo.	4,448	95.3	7,142	4,561	97.3	7,111	4,601	98.2	7,114
<$5K/Mo.	31,999	104.7	1,091	34,614	109.8	1,057	39,864	117.0	978
Other sales (5)	—	11.1	—	—	11.9	—	—	12.5	—
Total manufacturing sales	44,710	$1,441.1	$10,661	47,377	$1,405.9	$9,809	52,097	$1,235.6	$7,826

Non-manufacturing
$50K+/Mo. (4)	353	$116.0	$109,537	327	$108.8	$110,907	305	$107.8	$117,814

$10K+/Mo.	2,890	265.7	30,646	2,738	249.4	30,363	2,634	245.2	31,030
$5K-$10K/Mo.	2,888	60.8	7,018	2,857	60.1	7,012	2,862	60.0	6,988
<$5K/Mo.	59,156	116.3	655	67,715	129.9	639	83,179	142.8	572
Other sales (5)	—	11.2	—	—	13.8	—	—	20.5	—
Total non-manufacturing sales	64,934	$454.0	$2,273	73,310	$453.2	$1,997	88,675	$468.5	$1,684

Total
$50K+/Mo. (4)	2,340	$935.1	$133,205	2,243	$886.8	$131,788	1,943	$731.1	$125,425

$10K+/Mo.	11,153	1,495.7	44,702	10,940	1,436.3	43,763	10,266	1,253.2	40,691
$5K-$10K/Mo.	7,336	156.2	7,097	7,418	157.4	7,073	7,463	158.2	7,066
<$5K/Mo.	91,155	221.0	808	102,329	239.7	781	123,043	259.8	704
Other sales (5)	—	22.2	—	—	25.7	—	—	32.9	—
Total net sales	109,644	$1,895.1	$5,694	120,687	$1,859.1	$5,064	140,772	$1,704.1	$3,957
(1)Customer sites represent the number of customer locations served by our in-market network. Individual customers with multiple locations across multiple in-market locations will have multiple customer sites.
(2)Customer sites are an average of the number of customer sites calculated each month.
(3)Monthly sales per customer site totals do not include the sales from other sales lines, as there is no customer site count associated with it. This column is not rounded to the millions and represents the exact dollar amount.
(4)$50K+ customer sites are disclosed as a representation of Onsite-like customers and are also a subset of $10K+ customer sites.
(5)Other sales represent impacts to sales that are not tied to a specific site or in-market location. This includes certain service fees, cash sales, direct product sales, etc.

	Q2 2024			Q2 2023			Q2 2022
	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)
Manufacturing
$50K+/Mo. (4)	2,021	$835.8	$137,853	1,922	$801.5	$139,005	1,734	$671.9	$129,162

$10K+/Mo.	8,369	1,250.3	49,799	8,239	1,211.8	49,027	7,912	1,071.4	45,138
$5K-$10K/Mo.	4,434	94.9	7,134	4,544	97.2	7,130	4,601	98.1	7,107
<$5K/Mo.	32,009	104.6	1,089	34,148	107.8	1,052	39,029	117.7	1,005
Other sales (5)	—	11.1	—	—	11.5	—	—	12.6	—
Total manufacturing sales	44,812	$1,460.9	$10,784	46,931	$1,428.3	$10,063	51,542	$1,299.8	$8,325

Non-manufacturing
$50K+/Mo. (4)	365	$120.0	$109,589	316	$110.1	$116,139	304	$106.9	$117,215

$10K+/Mo.	2,849	267.1	31,251	2,758	255.4	30,868	2,747	251.1	30,470
$5K-$10K/Mo.	2,849	59.9	7,008	2,891	60.8	7,010	2,969	62.2	6,983
<$5K/Mo.	58,844	116.6	661	66,518	125.8	630	81,987	144.5	587
Other sales (5)	—	11.7	—	—	12.8	—	—	21.0	—
Total non-manufacturing sales	64,542	$455.3	$2,290	72,167	$454.8	$2,042	87,703	$478.8	$1,740

Total
$50K+/Mo. (4)	2,386	$955.8	$133,529	2,238	$911.6	$135,776	2,038	$778.8	$127,380

$10K+/Mo.	11,218	1,517.4	45,088	10,997	1,467.2	44,473	10,659	1,322.5	41,358
$5K-$10K/Mo.	7,283	154.8	7,085	7,435	158.0	7,084	7,570	160.3	7,059
<$5K/Mo.	90,853	221.2	812	100,666	233.6	774	121,016	262.2	722
Other sales (5)	—	22.8	—	—	24.3	—	—	33.6	—
Total net sales	109,354	$1,916.2	$5,771	119,098	$1,883.1	$5,202	139,245	$1,778.6	$4,177
(1)Customer sites represent the number of customer locations served by our in-market network. Individual customers with multiple locations across multiple in-market locations will have multiple customer sites.
(2)Customer sites are an average of the number of customer sites calculated each month.
(3)Monthly sales per customer site totals do not include the sales from other sales lines, as there is no customer site count associated with it. This column is not rounded to the millions and represents the exact dollar amount.
(4)$50K+ customer sites are disclosed as a representation of Onsite-like customers and are also a subset of $10K+ customer sites.
(5)Other sales represent impacts to sales that are not tied to a specific site or in-market location. This includes certain service fees, cash sales, direct product sales, etc.

	Q3 2024			Q3 2023			Q3 2022
	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)
Manufacturing
$50K+/Mo. (4)	2,025	$827.9	$136,280	1,880	$771.8	$136,844	1,796	$711.4	$132,034

$10K+/Mo.	8,318	1,240.2	49,699	8,073	1,176.8	48,590	7,974	1,112.7	46,514
$5K-$10K/Mo.	4,465	95.5	7,130	4,453	95.4	7,141	4,563	97.5	7,123
<$5K/Mo.	31,245	103.6	1,105	33,208	105.9	1,063	37,117	114.7	1,030
Other sales (5)	—	11.7	—	—	11.2	—	—	12.1	—
Total manufacturing sales	44,028	$1,451.0	$10,897	45,734	$1,389.3	$10,044	49,654	$1,337.0	$8,894

Non-manufacturing
$50K+/Mo. (4)	376	$122.9	$108,954	320	$109.4	$113,958	303	$101.3	$111,441

$10K+/Mo.	2,962	277.0	31,173	2,878	260.4	30,160	2,778	245.8	29,494
$5K-$10K/Mo.	2,862	60.5	7,046	2,942	62.0	7,025	2,925	61.4	6,997
<$5K/Mo.	56,424	113.5	671	63,255	121.5	640	76,035	138.9	609
Other sales (5)	—	8.2	—	—	12.7	—	—	19.3	—
Total non-manufacturing sales	62,248	$459.2	$2,415	69,075	$456.6	$2,143	81,738	$465.4	$1,820

Total
$50K+/Mo. (4)	2,401	$950.8	$132,001	2,200	$881.2	$133,515	2,099	$812.6	$129,046

$10K+/Mo.	11,280	1,517.2	44,835	10,951	1,437.2	43,746	10,752	1,358.6	42,119
$5K-$10K/Mo.	7,327	156.0	7,097	7,395	157.4	7,095	7,488	158.9	7,074
<$5K/Mo.	87,669	217.1	825	96,463	227.5	786	113,152	253.5	747
Other sales (5)	—	19.9	—	—	23.8	—	—	31.4	—
Total net sales	106,276	$1,910.2	$5,929	114,809	$1,845.9	$5,290	131,392	$1,802.4	$4,493
(1)Customer sites represent the number of customer locations served by our in-market network. Individual customers with multiple locations across multiple in-market locations will have multiple customer sites.
(2)Customer sites are an average of the number of customer sites calculated each month.
(3)Monthly sales per customer site totals do not include the sales from other sales lines, as there is no customer site count associated with it. This column is not rounded to the millions and represents the exact dollar amount.
(4)$50K+ customer sites are disclosed as a representation of Onsite-like customers and are also a subset of $10K+ customer sites.
(5)Other sales represent impacts to sales that are not tied to a specific site or in-market location. This includes certain service fees, cash sales, direct product sales, etc.

	Q4 2024			Q4 2023			Q4 2022
	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)
Manufacturing
$50K+/Mo. (4)	1,945	$779.4	$133,573	1,788	$720.0	$134,228	1,678	$664.6	$132,022

$10K+/Mo.	7,921	1,169.7	49,224	7,680	1,104.6	47,943	7,537	1,043.5	46,150
$5K-$10K/Mo.	4,271	91.3	7,126	4,311	92.3	7,137	4,334	93.0	7,153
<$5K/Mo.	30,286	101.9	1,122	31,927	102.6	1,071	34,696	106.4	1,022
Other sales (5)	—	3.8	—	—	11.8	—	—	12.0	—
Total manufacturing sales	42,478	$1,366.7	$10,695	43,918	$1,311.3	$9,864	46,567	$1,254.9	$8,898

Non-manufacturing
$50K+/Mo. (4)	385	$132.8	$114,978	332	$109.9	$110,341	319	$102.1	$106,688

$10K+/Mo.	2,916	285.3	32,613	2,894	262.6	30,246	2,631	237.9	30,141
$5K-$10K/Mo.	2,677	56.4	7,023	2,767	58.6	7,059	2,826	59.2	6,983
<$5K/Mo.	52,364	106.7	679	58,825	114.5	649	67,392	127.4	630
Other sales (5)	—	9.4	—	—	11.6	—	—	16.2	—
Total non-manufacturing sales	57,957	$457.8	$2,579	64,486	$447.3	$2,252	72,849	$440.7	$1,942

Total
$50K+/Mo. (4)	2,330	$912.2	$130,501	2,120	$830.0	$130,503	1,997	$766.7	$127,975

$10K+/Mo.	10,837	1,455.0	44,754	10,574	1,367.2	43,099	10,168	1,281.3	42,004
$5K-$10K/Mo.	6,948	147.7	7,086	7,078	150.9	7,107	7,160	152.2	7,086
<$5K/Mo.	82,650	208.6	841	90,752	217.1	797	102,088	233.8	763
Other sales (5)	—	13.2	—	—	23.4	—	—	28.3	—
Total net sales	100,435	$1,824.5	$6,012	108,404	$1,758.6	$5,336	119,416	$1,695.6	$4,654
(1)Customer sites represent the number of customer locations served by our in-market network. Individual customers with multiple locations across multiple in-market locations will have multiple customer sites.
(2)Customer sites are an average of the number of customer sites calculated each month.
(3)Monthly sales per customer site totals do not include the sales from other sales lines, as there is no customer site count associated with it. This column is not rounded to the millions and represents the exact dollar amount.
(4)$50K+ customer sites are disclosed as a representation of Onsite-like customers and are also a subset of $10K+ customer sites.
(5)Other sales represent impacts to sales that are not tied to a specific site or in-market location. This includes certain service fees, cash sales, direct product sales, etc.

CONTACT:	Taylor Ranta Oborski
Accounting Manager
507.313.7959